NSAR ITEM 77O
VK Trust for Investment Grade California Municipal
10f-3 Transactions



Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1           LA Dept Wtr     J.P. Morgan   1,000,000     0.86      3/21/01






Underwriters for #1
J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
E.J. De La Rosa & Co., Inc.
Siebert Brandford Shank & Co.
Banc of America Securities LLC
Bear, Stearns & Co., Inc.
Merrill Lynch & Co.
Morgan Stanley Dean Witter
UBS PaineWebber Inc.
Salomon Smith Barney Inc.